
Cardinal Ethanol News
Fueling energy independence

December 2013

Note from the President/CEO, Jeff Painter

It's hard to believe we've been operating the plant for 5 years! On November 1st we celebrated our 5th year of operations here at Cardinal Ethanol. In the last 5 years, we've sold approximately 541,542,000 gallons of ethanol, 1,558,000 tons of DDGs and 77,640,000 pounds of corn oil. We've also ground over 192,416,000 bushels of corn in the process.

We take this time to reflect on the past and to thank those who have made the last 5 years possible. Cardinal is considered by many to be one of the elite plants in the country. Our capable staff is respected and our plant is known for producing high quality liquid renewable fuel very efficiently, and therefore creating a return for those who bravely invested their money years ago to build the plant.

We certainly hope the next 5 years will be as successful, or even more so, as the last 5 have been. Thank you for your contributions and making Cardinal Ethanol happen!

Fiscal Year 2013 Financial Results

Below are the condensed income statements and balance sheets from our annual report filed on Form 10-K for the fiscal year ended September 30, 2013. As you can see, the results for the fiscal year are quite respectable, especially compared to last year. More detailed financials and financial footnotes, along with industry information, can be found in our annual Form 10-K report filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "Financials & SEC Filing Information". Please call our office if you need any assistance in obtaining or understanding the reports.

Fiscal Year 2013 Financial Results

Statements of Operations		
	9/30/2013	*9/30/2012*
Revenues	$ 357,611,814	$ 321,194,387
Cost of Goods Sold	324,122,396	311,971,054
Gross Profits	33,489,418	9,223,333
Operating Expenses	4,697,637	4,680,729
Operating Income	28,791,781	4,542,604
Other Income (Expense)	(2,436,357)	(2,690,624)
Net Income	$ 26,355,424	$ 1,851,980
Balance Sheets		
	9/30/2013	*9/30/2012*
Assets	$ 168,780,076	$ 154,529,765
Current Liabilities	$ 13,149,364	$ 16,662,886
Long Term Debt	$ 24,154,710	$ 27,943,975
Derivative Instruments	$ -	$ 628,358
Member's Equity	$ 131,476,002	$ 109,294,546
Total Liabilities & Member's Equity	$ 168,780,076	$ 154,529,765
Book Value Per Share	$ 9,002	$ 7,483

*This information has been derived from the audited Financial Statements and accompanying notes included in our Form 10-K, which is available at the SEC's website at: www.sec.gov. You can also access the Annual Report at Cardinal's website: www.cardinalethanol.com.

Distribution

At the November 19th meeting, the board approved a third distribution for the year in the amount of $475 per unit for holders of record on that date. This will be paid to members in late-December. Please remember to keep us updated with your current contact information so that we are able to get your money to you.

Projects Update

In our August newsletter we told you about several projects that were just completed at the fall shutdown. These projects include: Larger Hammermill Motors, Flour Conveyance Upgrade,

DDGs Spout, 2nd Alpha Laval Heat Exchanger and Boiler Modifications. We are happy to inform you that we've been able to increase plant production rates based on completing these projects! We've been very happy with these investments and the returns they are already producing in the plant.

Also, in September we began construction on another 730,000 steel grain bin for storing corn. The project is moving along very well with the milder weather we've had. The bin is expected to be complete in January 2014.

Industry News – EPA Proposal on Renewable Fuels Standard

As a unit holder and supporter of our industry, ethanol production, you should be aware of recent articles that have depicted ethanol as bad for the environment due to its increased land usage. These stories suggest biofuels and the Renewable Fuels Standards have not accomplished the intent of 2007 rules. Most stories you read today quote untruths, selected data that is skewed against ethanol and totally false and made up comments aimed at destroying an industry that provides jobs to our rural communities, reduces the prices at the gas pump, allows our country to be safer and more secure and helps the environment.

On Friday November 15th, the EPA announced a proposal to lower the conventional renewable fuel requirement from a statutory level of 14.4 billion gallons annually to 13.01 billion gallons. This change would reduce the refiner and blender purchases of ethanol and allow revenues of the oil industry increase substantially. The lowering of the ethanol requirement would have a significant impact on our industry, rural America's Ag sector and our community.

At a time when we should be decreasing our dependence of foreign oil through the use of biofuels, namely ethanol, this rule would only increase our need to purchase foreign oil and the effects will be seen at the pump in the way of higher prices.

Because of your investment in the ethanol Industry and the support you have provided throughout the success of Cardinal Ethanol, it is time we all stand up for what is good and right, supporting the use of increased biofuels in our fuel supplies. It is important for the ethanol industry and its supporters to be heard. Please join Cardinal Ethanol and many other ethanol supporters across the country by contacting your legislators and letting them know you are against the recent EPA proposal to lower the renewable fuel requirement. Any legislation or proposals that will increases prices we pay for fuel, increase our dependency on foreign oil, damage our rural communities, pollute the environment and sacrifice the security of the country is bad policy.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as

a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.